Exhibit 10.38

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 28, 2006, between Intelsat Holdings, Ltd., a Bermuda corporation (“Parent”) and Joseph R. Wright, Jr. (the “Executive”) and effective as of the Effective Time (as defined in the Merger Agreement among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation and PanAmSat Holding Corporation (“PanAmSat”), dated as of August 28, 2005) (the “Merger Agreement”). In the event that the Merger Agreement is terminated, this Agreement shall be void ab initio and of no further force and effect, and the Prior Agreement (as defined below) shall remain in effect and be binding in full on the parties thereto.

In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

1. Effectiveness of Agreement and Employment of the Executive.

1.1 Effectiveness of Agreement. This Agreement shall become effective at, and subject to the occurrence of, the Effective Time.

1.2 Employment by Parent. Effective at, and subject to the occurrence of, the Effective Time, Parent will employ the Executive as Chairman of its Board of Directors (the “Board”), and the Executive hereby accepts such employment. During the Employment Period (as defined in Section 3), the Executive shall directly and exclusively report to, and perform such duties and services for Parent (including supervising Parent’s investment in its subsidiaries and affiliates (such subsidiaries and affiliates, collectively “Affiliates”)) that are appropriate and commensurate with his position as Chairman of the Board, as may be designated from time to time by the Board. During the Employment Period, the Executive shall devote substantially all of his business time and attention to his employment under this Agreement; provided, however, that, subject to the provisions of Sections 6.1 and 6.3 and to the prior written approval of the Board (provided that such approval shall not be unreasonably withheld), the Executive may (i) continue his association with the organizations listed on Schedule 1, (ii) serve as a non-executive director on the board of directors of one or more companies (other than Parent and its Affiliates) during the Employment Period, (iii) teach or lecture at educational institutions and (iv) manage his personal investments; provided, further, in each case, that such activities do not materially conflict or materially interfere with the performance of the Executive’s duties hereunder. The Executive acknowledges that he shall be required to travel on business in connection with the performance of his duties hereunder.

1.3 Location. During the Employment Period, the Executive’s principal place of employment shall be New York, NY; provided, that it is the parties’ current intention that the Executive will spend an appropriate amount of time working at the headquarters of Parent and Intelsat, Ltd. (“Intelsat”), currently located in Bermuda, and in Washington, D.C. and Wilton, CT, in order to fulfill his duties.

2. Compensation and Benefits.

2.1 (a) Salary. During the Employment Period, Parent shall pay the Executive for services during his employment under this Agreement a base salary of no less than the annual rate of $600,000 (“Base Salary”). The Base Salary received by the Executive shall be reviewed no less frequently than annually by (i) the Compensation Committee of the Board of Parent and (ii) following an initial public offering of Parent (such initial public offering of Parent only, an “IPO”) or a direct or indirect subsidiary or parent of Parent, the Compensation Committee of the Board of Parent or such parent or subsidiary the equity securities of which are to be publicly-traded pursuant to such initial public offering (such applicable committee, the “Compensation Committee”). Any and all increases to the Executive’s Base Salary shall be determined by the Compensation Committee, in its sole discretion. During the Employment Period, such Base Salary shall be payable in equal biweekly installments pursuant to Parent’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions. The Base Salary may be increased, but not decreased, during the Employment Period; if increased, such amount shall be the Base Salary for purposes of this Agreement.

(b) Annual Bonus. For each fiscal year during the Employment Period, the Executive shall be eligible to receive an annual discretionary bonus with a maximum amount up to 100% of his Base Salary (the “Target Bonus”), subject to his satisfaction of objective performance criteria that have been pre-established by the Compensation Committee in a manner consistent with those of other senior executives of Parent and Intelsat. The Target Bonus paid for Parent’s fiscal year 2006 shall be pro-rated to reflect such partial fiscal year. During the Employment Period, the Executive also will be eligible to participate in any deferred compensation plan that is sponsored by Parent or its Affiliates in accordance with its terms.

(c) Equity Compensation. As of the Effective Time, (i) the Executive will be granted options on a number of shares of common stock of Parent (“Parent Common Shares”) equal to 0.42% of fully diluted ownership of Parent, pro forma for all Parent Common Shares and stock options on Parent Common Shares contemplated to be issued at or around the completion of the PanAmSat transaction pursuant to the Merger Agreement and assuming repurchases of all Parent Common Shares that, after the Effective Time, are expected to be repurchased pursuant to agreements in effect as of the Effective Time (each such option on each such Parent Common Share, a “New Option,” and, collectively, the “New Options”) having the terms and conditions provided below and such other terms and conditions not inconsistent therewith as may be provided for in Parent’s 2005 Share Incentive Plan, including a strike price equal to the fair market value of a Parent Common Share as of the Effective Time (as determined by an independent third party valuation firm, chosen by Parent in its discretion, on a date as near as practicable to the Effective Time) (the “Per-Share Value”) and (ii) the options to purchase shares of PanAmSat common stock held by the Executive that are listed on Schedule 1 hereto (each such option, a “PanAmSat Option” and, collectively, the “PanAmSat Options”) shall be converted, at the Effective Time, into options to purchase Parent Common Shares (each such option on each such Parent Common Share, a “Rollover Option,” collectively, the “Rollover Options,” and together with the New Options, the “Options”) having the same aggregate Spread (as defined below) as the PanAmSat Options. The per-share exercise price of the Rollover Option will (x) be set in a manner such that the fair market value per Parent Common Share less the exercise price of each Rollover Option is equal to the Spread and (y) be decreased to the lowest amount that would not fail to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and that would not otherwise create current taxation to the Executive. Such Rollover Options shall otherwise have the same terms and conditions (including vesting schedule) applicable to the PanAmSat Options. The “Spread” of an Option means the difference, if any, between (i) $25.00 (in the case of a PanAmSat Option) and the fair market value of a Parent Common Share as of the Effective Time (in the case of a Rollover Option) and (ii) the per-share exercise price thereof. The Options shall provide that any Parent Common Shares received upon exercise of Options shall be subject to the terms of the Shareholders Agreement by and among Parent and the Shareholders named therein, dated as of January 27, 2005, as amended (the “Shareholders Agreement”).

(A) New Options. The New Options shall vest over twenty-four (24) months in equal monthly installments commencing on the last day of the first full calendar month following the Effective Time, subject to the Executive’s continued employment on the date of vesting and to Section 4 below. Subject to the Executive’s continued employment, notwithstanding the foregoing, if “private equity investors” own less than 40% of the aggregate equity interests, measured by vote and value, of Parent (“Private Equity Dilution”), then the New Options will become fully vested on the date that is twelve months after the transaction which causes the Private Equity Dilution or, if earlier, in accordance with the preceding sentence. For purposes of this Section 2.1(c)(A), “private equity investors” shall mean each of the members of the Investor Group (as defined in the Shareholders Agreement) (the “Investors”) and any other similar entities or divisions of entities which are similar type private equity investors including, without limitation, entities which provide venture capital or long-term share capital in exchange for an ownership interest in another entity.

(B) Adjustment. In the event of any stock split, reverse stock split, dividend, merger, consolidation, recapitalization or similar event affecting the capital structure of Parent, the exercise price and the number and kind of shares (or other property, including, without limitation cash) subject to the Options shall be equitably adjusted to prevent the dilution or enlargement of the value of the Options (taking into account any amounts set aside in the Dividend Escrow (as defined below) or paid to the Executive (in either case pursuant to Section 2.1(c)(C) as a result of such event)).

(C) Dividend Equivalents. The Rollover Options shall provide that, as soon as practicable (but in any event within twenty (20) days) following the date (the “Dividend Date”) of payment of any cash distribution or dividend on the Parent Common Shares to Parent shareholders generally (a “Dividend”), Parent shall, with respect to each Rollover Option that is In-the-Money (as defined below) as of the Dividend Date, provide the Executive with the dividend equivalent rights and payments set forth below:

(i)	Vested Rollover Options. Parent shall distribute to the Executive, with respect to the Rollover Options that are vested on or before the Dividend Date, an amount in cash (the “Dividend Equivalent Amount”) equal to the amount of any dividend that the Executive would otherwise have been entitled to receive on (x) the number of Parent Common Shares subject to such Rollover Options minus (y) the number of Parent Common Shares attributable to the exercise price of such Rollover Options (determined by dividing the aggregate exercise price of such Rollover Options by the Value (as defined below)).

(ii)	Unvested Rollover Options. With respect to the Rollover Options that are not vested on the Dividend Date, Parent shall credit to an escrow account (the “Dividend Escrow”) an amount in cash equal to the Dividend Equivalent Amount that would have been distributed to the Executive pursuant to clause (i) above had such Rollover Options been vested (which cash amount shall be credited with interest at the lesser of the interest rate applicable to Parent’s revolving credit agreement, as in effect from time to time, or 5% compound interest per annum) and, subject to the provisions of Section 409A of the Code, such escrow account will be distributed to the Executive as soon as practicable following the date upon which such Rollover Options vest.

For purposes of this Section 2.1, the “Value” of a Parent Common Share on any given date shall mean (1) if such date occurs prior to an IPO, the fair market value of a Parent Common Share as determined at the time of the most recent valuation of Parent Common Shares prior to such date for purposes of granting options to purchase Parent Common Shares or for other purposes in the reasonable discretion of the Compensation Committee (the “Recent Valuation”) and (2) if such date occurs after an IPO and the Parent Common Shares are publicly traded on any national exchange or automated interdealer market, the mean between the highest and lowest reported sales prices of a Parent Common Share on such exchange or market on such date, or if such exchange or market is not open for trading on the relevant date, on the last preceding date on which there was a sale of Parent Common Shares on such exchange or market.

For purposes of this Section 2.1, a Rollover Option is “In-the-Money” on any date if it has an exercise price per share that is lower than the Value of a Parent Common Share at the close of business on such date.

2.2 Benefits. During the Employment Period, the Executive shall be eligible to participate, on the same basis and at the same level as (i) the Chief Executive Officer of Parent (the “CEO”) and (ii) other similarly situated senior executives of Parent and its Affiliates generally, in any group insurance, hospitalization, medical, vision, health and accident, disability, life insurance and enhanced executive life insurance, fringe benefit and retirement plans or programs of Parent and its Affiliates now existing or hereafter established to the extent that he is eligible under the general provisions thereof (including eligibility provisions relating to pre-privatization and post-privatization employment status). For the avoidance of doubt, (1) if Parent establishes and implements a personal liability insurance program for senior executives, the Executive shall be entitled to receive liability insurance coverage in an amount not less than $10 million, (2) Executive shall receive or participate in such program that provides key executive life insurance, and (3) the Executive shall be immediately eligible to participate in the 401(k) plan of Parent or its Affiliates and receive company matching contributions on deferrals thereto, and each of items (1), (2) and (3) shall be provided on the same basis and at the same level as the CEO and other similarly situated senior executives of Parent and its Affiliates. During the Employment Period, the Executive shall be entitled to 25 days vacation time annually, and with vacation accruals consistent with the policies of Parent and its Affiliates at such time as applied to similarly situated executives of Parent and its Affiliates generally up to a maximum of 60 days. During the Employment Period, the Executive shall be entitled to (a) the use of a sedan car service (with driver) for business-related commuting between his primary residence in New York, NY and his offices in New York, NY and Wilton, CT, (b) reimbursement for up to $20,000 per year for documented expenses for personal financial and tax planning assistance, (c) club dues and membership expenses (excluding any initiation or similar fees) at one country club (or similar club), (d) private office space in New York, NY, with a full-time administrative assistant, and available office space in Washington, D.C. To the extent that the use of a car service or reimbursement for financial planning expenses causes the Executive to incur income and employment taxes, Parent will fully reimburse the Executive to account for the income tax and employment tax liability (and any additional income and employment tax liability resulting from reimbursements under this Section 2.2) so that the Executive will be in the same after-tax economic position as if he had not incurred such income and employment taxes.

2.3 Expenses. During the Employment Period, pursuant to Parent and its Affiliates’ customary reimbursement policies in force at the time of payment, the Executive shall be promptly reimbursed, subject to the Executive’s presentation of vouchers or receipts therefor, for all expenses incurred by the Executive on behalf of Parent or any of its Affiliates in the performance of the Executive’s duties hereunder. With respect to business-related air travel by the Executive, the Executive shall fly coach on the New York City-to-Washington D.C. shuttle, and otherwise shall fly business class or, if business class is not available, first class.

3. Employment Period. The Executive’s employment under this Agreement shall commence as of the Effective Time, and shall terminate on the second anniversary thereof, unless terminated earlier pursuant to Section 4 (the “Employment Period”); provided, however, that before the second anniversary of the Effective Time, Parent and the Executive may mutually agree to extend the Employment Period to the third anniversary of the Effective Time.

4. Termination and Forfeiture of Payments and Benefits.

4.1 Termination by Parent for Cause. The Executive’s employment with Parent may be terminated at any time by Parent for Cause. Upon such a termination, Parent shall have no obligation to the Executive pursuant to this Agreement other than the payment of the Executive’s earned and unpaid compensation through the effective date of such termination, except as otherwise required by law or by the terms of Parent’s benefit plans. All New Options that are outstanding and unexercised as of the date of termination (and the Dividend Escrow account) shall be forfeited as of the date of termination, and Parent may repurchase any Parent Common Shares held by the Executive as a result of the exercise of New Options at any time and from time to time after the date of termination for a purchase price equal to the lower of the aggregate exercise price of such Options and the aggregate fair market value of such Parent Common Shares pursuant to the Recent Valuation prior to such termination and, following such repurchase, the Executive shall have no rights with respect to such shares other than the receipt of such amount.

For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the Executive’s failure to perform materially his duties under the Agreement (other than by reason of illness or disability), (ii) the Executive’s commission of, or plea of no contest to, a felony or his commission of, or plea of no contest to, any other crime involving moral turpitude or his commission of a material dishonest act or fraud against Parent or any of its Affiliates, (iii) any act or omission by the Executive that is the result of his misconduct or gross negligence and that is, or may reasonably be expected to be, materially injurious to the financial condition, business or reputation of Parent or any of its Affiliates, or (iv) the Executive’s breach of any material provision of this Agreement. Any such occurrence described in clause (i) or (iv) of the preceding sentence that is curable shall constitute “Cause” only after Parent has given the Executive written notice of, and twenty (20) business days’ opportunity to cure, such violation, and then only if such occurrence is not cured.

4.2 Permanent Disability. If, during the Employment Period, the Executive becomes disabled within the meaning of Parent’s or its Affiliates’ applicable long-term disability plan, Parent shall have the right to terminate the Executive’s employment with Parent upon written notice to the Executive. Upon such a termination, Parent shall have no obligation to the Executive other than to pay the Executive’s earned and unpaid compensation through the effective date of such termination and to treat the Options as described below in this Section 4.2, except as otherwise required by law or by the terms of Parent’s or its Affiliates’ benefit plans. Any New Options and Rollover Options that are not vested as of the date of termination shall vest as of the date of termination. Following the Executive’s termination of employment under this Section 4.2, Section 4.4(c) shall apply to any repurchase by Parent of Parent Common Shares held by the Executive as a result of the exercise of Options.

4.3 Death. The Executive’s employment with Parent shall terminate automatically upon the death of the Executive and Parent shall have no obligation to the Executive or the Executive’s estate other than to pay the Executive’s earned and unpaid compensation through the date of the Executive’s death, and to treat the Options as described below in this Section 4.3, except as otherwise required by law or by the terms of Parent’s or its Affiliates’ benefit plans. Any New Options and Rollover Options that are not vested as of the date of death shall vest as of the date of death. Following the Executive’s death, Section 4.4(c) shall apply to any repurchase by Parent of Parent Common Shares held by the Executive as a result of the exercise of Options.

4.4 Termination by Parent Without Cause. The Executive’s employment with Parent may be terminated at any time by Parent without Cause. In such event, the Executive shall have the rights set forth in the subparagraphs below.

(a) Severance. Subject to the Executive’s continued compliance with his obligations under this Agreement, Parent shall have no obligation to the Executive other than: (i) the payment of the Executive’s earned and unpaid compensation through the effective date of such termination; (ii) the payment of any deferred bonus, subject to the provisions of Section 409A of the Code; (iii) the payment of an amount equal to 200% (the “Severance Percentage”) of the sum of the Executive’s annual Base Salary plus the Executive’s Target Bonus of 100% of the Base Salary, 50% of which amount shall be paid to the Executive upon the first business day following the six month anniversary of the date of termination of employment and the remainder of which shall be paid to the Executive in equal installments each month thereafter for six months; and (iv) treatment of the Options as described below in Sections 4.4(b) and (c), except as otherwise required by law or by the terms of Parent’s and its Affiliates’ benefit plans (excluding severance plans); provided, that (A) during the first twelve (12) months of the Employment Period, the Severance Percentage shall decline by 8.33% at the end of each one month period commencing at the Effective Time to become a Severance Percentage of 100% as of the first anniversary of the Effective Time and (B) if the termination without Cause occurs within the six-month period after a Change of Control (as defined in Section 4.8 below), in lieu of the cash severance benefits set forth in clause (iii) above, the Executive shall receive the payment over a 12-month period in equal monthly installments of an amount equal to the product of the Severance Percentage and the sum of the Executive’s annual Base Salary plus the greatest of (x) the Executive’s Target Bonus as in effect as of the date of termination, (y) the Target Bonus paid to the Executive for the year immediately preceding the year in which the date of termination occurs, or (z) 100% of the Base Salary. In the event that the Executive is eligible to receive the severance benefits provided for by this Section 4.4(a), the Executive shall not be eligible to receive severance benefits under any other plan, policy, or agreement of Parent or its Affiliates. With respect to clauses (i) and (ii), and for the avoidance of doubt, the fact that Parent might pay, after the Executive’s termination date, to its or its Affiliates’ employees a bonus relating to Parent’s performance during all or any part of the period when the Executive was an employee of Parent shall not give rise to any entitlement by the Executive to any such bonus or to the Target Bonus, whether as earned compensation, a deferred bonus, or otherwise.

(b) Rollover Options; New Options. Any Rollover Options will vest and any unvested New Options shall be forfeited as of the date of termination; provided, that if the termination without Cause occurs within the six-month period after a Change of Control (as defined in Section 4.8 below), all unvested New Options shall vest as of the date of termination.

(c) Repurchase and Cancellation Right. Any (i) Parent Common Shares held by the Executive as a result of the exercise of Options may be repurchased by Parent at a price per share equal to the fair market value of a Parent Common Share as determined pursuant to the Recent Valuation prior to such termination, at any time following (x) the date of termination of employment, in the event such Parent Common Shares were held as of such termination and (y) the exercise of Options, in the event such exercise occurred after the date of termination of employment, provided, that Parent Common Shares acquired upon exercise of Options after termination of employment shall be purchased at a price per share equal to the fair market value of Parent Common Shares as determined pursuant to the Recent Valuation prior to the applicable exercise date; and (ii) outstanding and unexercised Options may be cancelled by Parent at any time following the date of termination of employment in exchange for a payment to the Executive in an amount per Option equal to the fair market value of a Parent Common Share as determined pursuant to the Recent Valuation prior to such termination minus the exercise price of such Option.

4.5 Termination by the Executive for Good Reason. (a) During the Employment Period, the Executive’s employment with Parent may be terminated by the Executive for Good Reason, if the Executive provides Parent with notice within 60 days following the Executive’s knowledge of the event constituting Good Reason. In the event that the Executive terminates his employment with Parent for Good Reason, the Executive shall be entitled to the same payments and benefits that he would have been entitled to receive under Section 4.4 if his employment had been terminated by Parent without Cause and Parent shall be entitled to the repurchase rights thereunder.

(b) For purposes of this Agreement, the term “Good Reason” shall mean any of the following conditions or events without the Executive’s written prior consent: (i) a material diminution of the Executive’s position or responsibilities that is inconsistent with the Executive’s title (provided, that (x) any change in the Executive’s position or responsibilities that occurs as a result of a corporate transaction or (y) any change in the Executive’s position or responsibilities pursuant to an internal reorganization, in each case following which the Executive’s overall level of responsibility at the Company is not materially diminished, shall not give rise to Good Reason under clause (i) or (ii) of this definition), (ii) a material breach by Parent of any terms of this Agreement (provided, that, a change in the Executive’s duties or responsibilities shall not be treated as a material breach of the terms of this Agreement), (iii) a reduction in the Executive’s Base Salary or Target Bonus, or the failure to pay the Executive any material amount of compensation when due, (iv) a requirement that the Executive report to any person(s) other than the Board, or (v) a relocation of the Executive’s principal place of business more than fifty (50) miles away from New York, NY. Any such occurrence shall constitute “Good Reason” only after the Executive has given Parent written notice of, and twenty (20) business days’ opportunity to cure, such violation, and then only if such occurrence is not cured.

4.6 Termination by the Executive Without Good Reason. The Executive may voluntarily resign from his employment with Parent without Good Reason, provided, that the Executive shall provide Parent with ninety (90) days’ advance written notice (which notice requirement may be waived, in whole or in part, by Parent in its sole discretion) of his intent to terminate. Upon such a termination, Parent shall have no obligation other than the payment of the Executive’s earned but unpaid compensation through the effective date of such termination, except as otherwise required by law or by the terms of Parent’s or its Affiliates’ benefit plans. All unvested Options (and the Dividend Escrow account) shall be immediately forfeited. Any (i) Parent Common Shares held by the Executive as a result of the exercise of Options and (ii) Options, may be repurchased (or cancelled, in the case of Options) by Parent at any time during the two-year period following such termination of employment at a price per share (or Option) equal to the lesser of (i) the greater of (x) the fair market value of a Parent Common Share determined pursuant to the Recent Valuation prior to such termination minus the value of any dividends, distributions or dividend equivalents previously paid to the Executive in respect of such share or Option and minus the applicable exercise price (in the case of Options), subject to equitable adjustment in Parent’s discretion to reflect dividends, distributions, corporate transactions, or similar events, to the extent not reflected in this clause (x), or (y) $0, or (ii) in the case of Parent Common Shares held by the Executive as a result of the exercise of Options (x) the exercise price per share paid by the Executive in purchasing such shares minus (y) the value of any dividends, distributions or dividend equivalents previously paid to the Executive in respect of such share or Option (subject to equitable adjustment in Parent’s discretion to reflect dividends, distributions, corporate transactions, or similar events, to the extent not reflected in this clause (y)) but in no event less than $0.

4.7 Release of Claims and Cooperation. As a condition to receiving the payments set forth in Section 4.4, Section 4.5 or 4.11 upon a termination by Parent without

Cause (or upon a notice of non-renewal by Parent) or by the Executive for Good Reason, the Executive shall be required to execute and not revoke a waiver and release of claims in favor of Parent and its Affiliates, in the form attached hereto as Exhibit A and, for a 180-day period following such employment termination, shall make himself reasonably available to provide transition services and consultation to Parent, subject to his other business and personal commitments.

4.8 Definition of Change of Control. A “Change of Control” shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time) not affiliated with Parent or its owners immediately prior to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50%, indirectly or directly, of the equity vote of Parent (other than any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any Affiliate) or (ii) consummation of an amalgamation, a merger or consolidation of Parent or any direct or indirect subsidiary thereof with any other entity or a sale or other disposition of all or substantially all of the assets of Parent following which the voting securities of Parent that are outstanding immediately prior to such transaction cease to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or the entity that owns substantially all of Parent’s assets either directly or through one or more subsidiaries) or any parent or other Affiliate thereof) at least 50% of the combined voting power of the securities of Parent or, if Parent is not the surviving entity, such surviving entity (or the entity that owns substantially all of Parent’s assets either directly or through one or more subsidiaries) or any parent or other Affiliate thereof, outstanding immediately after such transaction.

4.9 Resignation. Upon a termination of employment, the Executive will upon Parent’s request resign from all boards of directors and officer positions of Parent and any of its Affiliates, and from all boards of directors and officer positions with other companies or organizations to which the Executive was appointed at the request or on the designation of Parent.

4.10 No Mitigation. In the event of any termination of the Executive’s employment under this Section 4, the Executive shall be under no obligation to seek other employment, and no amounts payable under this Agreement shall be reduced by mitigation whether or not the Executive obtains other employment.

4.11 Termination of Employment Due to Expiration of the Employment Period. Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment terminates due to the expiration of the Employment Period in accordance with Section 3 above, (i) all unvested Rollover Options shall immediately vest as of the date of the termination of employment and (ii) Parent shall not have the right to repurchase or cancel any Parent Common Shares or Options. For the avoidance of doubt, a termination of employment in connection with the expiration of the Employment Period in accordance with Section 3 above shall not be treated as a termination of employment under any of Section 4.1, Section 4.2, Section 4.4, Section 4.5, and Section 4.6.

5. Certain Additional Payments by Parent. The provisions of this Section 5 shall be applicable to any compensation or benefit that is treated by the Internal Revenue Service as a “parachute payment” (as such term is defined in Section 280G(b) of the Code) with respect to compensation and benefits related to (i) the Rollover Options solely and/or (ii) the Executive’s employment with Parent and its subsidiaries pursuant to any of Sections 4.2, 4.3, 4.4 and 4.5 at any time prior to the second anniversary of the Effective Time solely in respect of Excise Tax resulting from the consummation of the Merger (whether alone or in conjunction with any other event (including, without limitation, the Executive’s termination of employment)). In the event of the termination of the Executive’s employment pursuant to Sections 4.1 or 4.6 or for any reason on or after the Effective Time, this Section 5 shall be null and void and of no further force or effect.

5.1 Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Parent’s obligation to make Gross-Up Payments under this Section 5 shall not be conditioned upon the Executive’s termination of employment.

5.2 Subject to the provisions of Section 5.3, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Parent and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by Parent. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Parent. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by Parent to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Parent and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Parent should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event Parent exhausts its remedies pursuant to Section 5.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Parent to or for the benefit of the Executive.

5.3 The Executive shall notify Parent in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Parent of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise Parent of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Parent notifies the Executive in writing prior to the expiration of such period that Parent desires to contest such claim, the Executive shall:

(i) give Parent any information reasonably requested by Parent relating to such claim,

(ii) take such action in connection with contesting such claim as Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Parent,

(iii) cooperate with Parent in good faith in order effectively to contest such claim, and

(iv) permit Parent to participate in any proceedings relating to such claim;

provided, however, that Parent shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income and employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.3, Parent shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Parent shall determine; provided, however, that, if Parent pays such claim and directs the Executive to sue for a refund, Parent shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income and employment tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Parent’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

5.4 If, after the receipt by the Executive of a Gross-Up Payment or payment by Parent of an amount on the Executive’s behalf pursuant to Section 5.3, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to Parent’s complying with the requirements of Section 5.3, if applicable) promptly pay to Parent the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by Parent of an amount on the Executive’s behalf pursuant to Section 5.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Parent does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.5 Notwithstanding any other provision of this Section 5, Parent may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

5.6 Definitions. The following terms shall have the following meanings for purposes of this Section 5.

(a) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax, other than any such excise tax imposed as a result of any Payment relating to any grants of Parent Common Shares, options on Parent Common Shares or any other right with respect to Parent Common Shares, in all cases the granting of which is not provided for in this Agreement.

(b) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

6. Covenants.

6.1 The Executive understands that, in the course of his employment with Parent, he will be given access to confidential information and trade secrets including, but not limited to, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flowcharts, research, development, processes, procedures, “know-how,” marketing techniques and materials, marketing and development plans, business plans, merger or acquisition investigations, customer names and other information relating to customers, price lists, pricing policies, and financial information (“Confidential Information”). Confidential Information also includes any information described above which Parent obtains from another party and which Parent treats as proprietary or designates as Confidential Information, whether or not owned or developed by Parent. The Executive agrees that during his employment by Parent and thereafter he will hold in confidence and not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person or entity, or utilize any Confidential Information for any purpose, except in the course of the Executive’s work for Parent. The Executive agrees to turn over all copies of Confidential Information in his control to

Parent upon request or upon termination of his employment with Parent. For purposes of this Section 6.1, Parent shall include Affiliates of Parent. The Executive agrees to enter into as of the Effective Time Parent’s general Conflict of Interest and Confidentiality Agreement set forth on Exhibit B.

6.2 The Executive agrees that, during his employment with Parent and for one (1) year thereafter (the “Restricted Period”), he will not, either directly or indirectly, hire Parent employees or former employees (which shall for this purpose include any individual employed by Parent at any point during the year preceding such hiring), induce, persuade, solicit or attempt to induce, persuade, or solicit any of Parent’s employees to leave Parent’s employ, nor will he help others to do so. This means, among other things, that if the Executive’s employment with Parent terminates (whether voluntarily or involuntarily), he shall refrain during the Restricted Period from giving any person or entity the names of his former, fellow employees or any information about them, as well as refrain from in any way helping any person or entity hire any of his former, fellow employees away from Parent. This shall not be construed to prohibit general solicitations of employment through the placing of advertisements. For purposes of this Section 6.2, Parent shall include Affiliates of Parent. Notwithstanding anything contained in this Agreement to the contrary, the restrictions contained in this Section 6.2 do not apply to the Executive’s personal assistant(s).

6.3 The Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Board, engage in or become associated with any business or other endeavor engaged in or competitive with the businesses (the “Protected Businesses”) conducted by Parent or its Affiliates or projected to be conducted by Parent or its Affiliates in the five-year business plan (the “Business Plan”) of Parent or its Affiliates in effect as of the Executive’s date of termination of employment (which Protected Businesses include, without limitation, the provision of commercial satellite services on a retail basis, a wholesale basis and on a distributor basis); provided, that the Protected Businesses shall not include any other businesses of an entity directly or indirectly owned or controlled by any Investor (unless those businesses are businesses of Parent or any of its Subsidiaries or businesses of other entities in which Parent, directly or indirectly, owns 20% or more of the equity interests); provided, further, that the Protected Businesses shall not include any businesses which did not provide for Parent’s immediately prior fiscal year, or is not projected in the Business Plan in effect as of the Executive’s date of termination of employment to provide for Parent’s then-current fiscal year or for any of the immediately following five (5) fiscal years, 5% or more of the consolidated revenues of Parent and its Affiliates. For these purposes, the Executive shall be considered to have become “associated with” a business or other endeavor if the Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in that business. The foregoing shall not be construed to forbid the Executive from making or retaining investments in less than one percent of the equity of any entity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

6.4 The Executive agrees that during and after his employment by Parent and its Affiliates, the Executive will assist Parent and its Affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against Parent or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist Parent and its Affiliates in the prosecution of any claims that may be made by Parent or any of its Affiliates in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by Parent or any of its Affiliates. The Executive agrees, unless precluded by law, to promptly inform Parent if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform Parent if the Executive is asked to assist in any investigation (whether governmental or otherwise) of Parent or any of its Affiliates (or their actions), regardless of whether a lawsuit has then been filed against Parent or any of its Affiliates with respect to such investigation. Parent agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including lost wages or other benefits, travel expenses and any attorneys’ fees.

6.5 Parent and the Executive acknowledge that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the terms of this Section 6: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of Parent and its Affiliates, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of this Section 6 will cause Parent irreparable harm, which cannot be adequately compensated by money damages, and (y) if Parent elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of Parent’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, Parent shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to Parent for such breach, including the recovery of money damages. The parties hereto acknowledge and agree that the provisions of Section 8.9 below are accurate and necessary because (A) this Agreement is entered into in the District of Columbia, (B) as of the Effective Time, the District of Columbia will have a substantial relationship to the parties hereto, (C) the use of District of Columbia law provides certainty to the parties hereto in any covenant litigation in the United States, and (D) enforcement of the provisions of this Section 6 would not violate any fundamental public policy of the District of Columbia or any other jurisdiction. In the event that the agreements in this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

7. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, to the following addresses:

if to Parent:

Intelsat Holdings, Ltd. or Intelsat, Ltd.

North Tower, 2d Floor

90 Pitts Bay Road

Pembroke HM 08, Bermuda

Telecopy: (441) 292-8300

Attention: Chief Executive Officer

With copies to:

General Counsel Intelsat Holdings, Ltd.

North Tower, 2d Floor

90 Pitts Bay Road

Pembroke HM 08, Bermuda

Telecopy: (441) 292-8300

General Counsel

Intelsat Corporation

3400 International Drive, N.W.

Washington, D.C. 20008

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telephone: (212) 403-1000

Telecopy: (212) 403-2000

Attention: David M. Silk, Esq.

if to the Executive:

Joseph R. Wright, Jr.

At the address most recently on the books and records of Parent.

With a copy to:

Stewart Reifler, Esq.

Vedder Price

805 Third Avenue

New York, NY 10022

Telephone: (212) 407-7700

Telecopy: (212) 407-7799

Any notice shall be deemed given when actually delivered to such party at the designated address, or five days after such notice has been mailed or sent by overnight courier or when sent by facsimile with printed confirmation, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

8. Miscellaneous.

8.1 Representation. No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement and there are no material (i) threatened claims that (x) are unresolved and still outstanding as of the date hereof and (y) have been received by the Executive in writing during the 24 months prior to the date hereof, (ii) existing claims, and (iii) pending claims, in each case, against him of which he is aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors which could be reasonably expected to be materially damaging to the Executive monetarily, reputationally or otherwise.

8.2 Entire Agreement. This Agreement and the documents incorporated by reference herein contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior plans, arrangements, agreements and understandings, including, without limitation, the Employment Agreement, dated August 20, 2004, between the Executive and PanAmSat Corporation (the “Prior Agreement”) and any term sheet (and any illustrative projections set forth therein) summarizing the terms memorialized in this Agreement). In the event that the Merger Agreement is terminated, this Agreement shall be void ab initio and of no further force and effect and the Prior Agreement shall remain fully in effect.

8.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

8.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of Parent by reorganization, merger or consolidation, or any assignee of all or substantially all of Parent’s business and properties. Parent may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the Executive. The Executive’s rights or obligations under this Agreement may not be assigned by the Executive.

8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the District of Columbia applicable to contracts executed and to be wholly performed therein.

8.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

8.8 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

8.9 Dispute Resolution. Arbitration will be the method of resolving disputes under the Agreement, other than disputes arising under Section 6. All arbitrations arising out of this Agreement shall be conducted in Washington, D.C.. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the Association equally.

8.10 Legal Fees; Other Expenses. Parent will promptly reimburse the Executive for all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement.

8.11 Indemnification. Parent will, to a degree no less favorable than would be applicable under its policies and contractual obligations to similarly situated senior executives as of immediately prior to the Effective Time, indemnify and hold the Executive harmless from any and all liability arising from his good faith performance of services pursuant to this Agreement as an employee, officer, or director of Parent, its subsidiaries and any of its Affiliates. In addition, the Executive will have the benefit of coverage under any D&O insurance policy that Parent may have in place to the same extent as similarly situated senior executives of Parent.

8.12 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes and all other applicable withholding amounts. Without limiting the generality of the foregoing the delivery of Parent Common Shares upon exercise of Options shall be conditioned upon the Executive’s satisfaction of all applicable withholding requirements by direct payment to Parent, withholding from cash payments otherwise due to the Executive, or a combination thereof.

8.13 Section 409A. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, Parent shall, in consultation and agreement with the Executive, modify this Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INTELSAT HOLDINGS, LTD.

By:	/s/ David McGlade
David McGlade

THE EXECUTIVE

/s/ Joseph R. Wright, Jr.
Joseph R. Wright, Jr.

SCHEDULE 1

1. Member of Board of Directors of Terremark Worldwide, Inc. (non-executive vice chairman of the board)

2. Member of Board of Directors of Scientific Games Corporation

3. Member of National Security Telecommunications Advisory Committee

4. Passive investor in Jefferson Consulting Group

5. Member of the FCC’s Network Reliability and Interoperability Council and Media Security and Reliability Council

SCHEDULE 2

Rollover Options

Number of Shares Subject to PanAmSat Options	Pre-Rollover Exercise Price	Scheduled Vesting Date
32,067	$4.21	August 20, 2007
32,066	$4.21	August 20, 2008
32,066	$4.21	August 20, 2009

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release of Claims (“Agreement”) is made by and among NAME (“Employee”), an individual and Intelsat Holdings, Ltd. (“Parent”).

WHEREAS, the Employee is a party to an Employment Agreement with Parent and Parent, dated as of [ ], 2006 (the “Employment Agreement”); and

WHEREAS, the Employee’s employment with Parent will terminate as of              and Intelsat desires to provide Employee with separation benefits as set forth in his Employment Agreement to assist Employee in the period of transition following Employee’s termination;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1)	Separation Benefits.

a)	Separation Date and Final Paycheck. Employee’s employment with Intelsat will terminate effective (the “Separation Date”). The Employee received normal compensation up to and including that date, including a lump sum payment for all earned but unused vacation less all required tax withholdings and other authorized deductions.

b)	Severance Pay. Following Employee’s execution and non-revocation of this Agreement, and provided all Parent property has been returned, Intelsat will pay to Employee severance pay in accordance with the terms of the Employment Agreement, less all required tax withholdings and other authorized deductions.

c)	Continued Coverage Under Group Health Plans. Employee shall be entitled to elect to continue coverage under each of Parent’s group health plans in which he was enrolled as of the date his coverage ceases in accordance with the terms of the Employment Agreement, consistent with the status and level of coverage that was in place as of such date, in accordance with the requirements of the Consolidate Omnibus Budget Reconciliation Act of 1985 and its relevant regulations (“COBRA”). Employee shall be solely responsible for paying the full amount of all premiums that are chargeable in connection with such coverage, subject to all requirements of COBRA.

d)	Except as set forth in this Agreement or as required by federal, state or local law, Employee shall not be entitled to any additional benefits relating to Employee’s separation of employment; provided, however, that this Agreement does not affect or impair Employee’s rights to the benefits identified on Schedule 1 to this Agreement [list specific entitlements].

A-1-

2)	Release. Employee, on Employee’s own part and on behalf of Employee’s dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Parent and its subsidiaries, affiliates, owners, trustees, directors, officers, agents, employees, stockholders, representatives, assigns, and successors (collectively referred to as “Intelsat Releasees”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said Intelsat Releasees, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with Intelsat or Employee’s separation from employment with Intelsat, except with respect to those benefits set forth in Paragraph 1 of this Agreement.

3)	Time to Consider Agreement. Employee may take twenty-one (21) days from the date this Release is presented to Employee to consider whether to execute this Release, and may wish to consult with an attorney prior to execution of this Release. Employee, by signing this Agreement, specially acknowledges that he/she is waiving his/her right to pursue any claims under federal, state or local discrimination laws, including the Age Discrimination in Employment Act, 29 U.S.C. Section 626 et seq., which have arisen prior to the execution of this Release. This release shall become final and irrevocable upon execution by the Employee, except that if Employee is age 40 or older, Employee may revoke the Release at any time during the seven (7) day period following Employee’s execution of the Release, after which time it shall be final and irrevocable.

4)	Restrictive Covenants Intact. Employee hereby acknowledges the continuing validity and enforceability of the terms of the Employment Agreement (including without limitation the cooperation covenant of Section 4.7 (“Cooperation”), the no-hire and nonsolicitation covenant of Section 6.2 (“Nonsolicitation”), the noncompetition covenant of Section 6.3 (the “Noncompete”)), the Conflict of Interest and Confidentiality Agreement, and/or any other confidentiality agreement or restrictive covenant that Employee signed during Employee’s employment with Parent. Employee hereby affirms his/her understanding that Employee must remain in compliance with those terms following the Separation Date. In the event that it should be proven in a court of competent jurisdiction that Employee has materially violated any of the terms of the Cooperation, Nonsolicitation or Noncompete covenant or the Confidentiality Agreement and has failed to cure such breach following receipt of written notice of same and a reasonable opportunity to cure, Employee shall repay Parent, in addition to any other relief or damages to which Intelsat might be entitled, the Separation Benefits described in subparagraph 1(b).

5)	Confidentiality. Employee and Parent agree that the existence and terms of this Agreement are strictly confidential and that neither party shall disclose the existence or terms of this Agreement except as required by law or regulation. Employee further agrees that if Employee breaches this confidentiality provision, Employee shall repay Parent the Separation Benefits described in subparagraph 1(b).

A-2-

6)	Nondisparagement. Employee hereby covenants and agrees that Employee will not at any time, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of Parent or any of the Intelsat Releasees. Employee further agrees that if Employee breaches this nondisparagement provision, Employee shall repay Intelsat the Separation Benefits described in subparagraph 1(b).

7)	References. All inquiries to Parent concerning Employee’s employment shall be directed to the [Senior Vice President of Corporate Services and Government Relations], who shall confirm dates of employment and level of compensation of the Employee during Employee’s employment with Intelsat.

8)	Miscellaneous. This Agreement is governed by the laws of the [State of New York]. If any of the provisions of this Agreement are held to be illegal or unenforceable, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

9)	Return of Property. Employee hereby represents to Parent that all property belonging to Intelsat has been returned, including, without limitation, all keys, access cards, credit cards, passwords, access codes, and other information necessary to access any computer or electronic database; all books, files, documents, and electronic media; and all Parent property of any kind that Employee has in his/her possession or control, or that Employee obtained from Parent.

10)	Entire Agreement. Employee agrees that this Agreement contains and comprises the entire agreement and understanding between Employee and Parent regarding Employee’s termination of employment; that there are no additional promises between Employee and Parent and/or Parent other than those contained in this Agreement or any continuing obligations as described in paragraphs 1(e), 4 and 6; and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both the Employee and Parent; provided, that the obligations of Employee under the Shareholders Agreement remain in effect without amendment by this Agreement.

A-3-

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

Intelsat Holdings, Ltd.

By:
EMPLOYEE NAME:

Date:	Date:

A-4-

EXHIBIT B

INTELSAT CONFLICT OF INTEREST

AND CONFIDENTIALITY AGREEMENT

In consideration of my employment or continuing employment by Intelsat and the compensation received from Intelsat by me from time to time and other good and valuable consideration, the sufficiency of which I hereby acknowledge, I,                                                               (hereinafter referred to as “Employee”), agree as follows:

(A) PRIOR UNDERSTANDING

1.	Employee warrants as follows:

Initial as appropriate:

a.	That he is ( )* / is not ( ) restricted by any contract with a previous employer or any other person or business from accepting employment with Intelsat,

b.	That he has ( )* / has not ( ) signed any confidentiality, non-disclosure, or non-competition agreement with a previous employer or any other person or business that would affect Employee’s ability to perform his duties for Intelsat, and

c.	That he is ( )* / is not ( ) under any other obligations to a previous employer or any other person or business except as may exist under federal or common law.

*	Please provide details and copies of such contracts or agreements to your Human Resources representative prior to employment.

2.	Employee agrees that he will not disclose to Intelsat any trade secrets acquired during his employment or association with a previous employer or acquired during his employment or association with any other entity. Employee acknowledges that any disclosure to Intelsat in violation of this Paragraph may constitute cause for discharge from employment.

(B) FULL EFFORTS WHILE EMPLOYED

Intelsat is entitled to Employee’s full-time efforts during the course of employment. Employee may not use the facilities of, or identification with, Intelsat to carry on a private business or profession. Employee shall also not engage in a profit or non-profit activity outside employment with Intelsat if this activity:

d.	Is in competition with Intelsat or provides goods, services, or assistance to a competitor;

e.	Involves doing business with a supplier of goods or services to Intelsat or any Intelsat customer;

B-1-

f.	Interferes with the Employee’s assigned duties at Intelsat.

Notwithstanding the foregoing, nothing herein shall per se prevent the Employee from performing his duties in connection with service as a non-executive director on the board of directors of another company pursuant to Section 1.2 of the Employee’s Employment Agreement, dated as of [                    ], 2006, by and between Intelsat Holdings, Ltd., and the Employee, so long as such duties do not interfere with the Employee’s duties at Intelsat.

(C) INVENTIONS AND DISCOVERIES

Inventions and Discoveries

Except as may be provided otherwise in prior written agreements between the Employee and Intelsat, Employee will disclose and assign to Intelsat all designs, improvements, inventions, and discoveries relating to the business of Intelsat that have originated or will originate in connection with work done for Intelsat, that are made, first reduced to practice, discussed, or conceived by Employee or by Employee jointly with others during any previous or future period of employment with Intelsat. The foregoing obligation to disclose and assign to Intelsat the designs, improvements, inventions, and discoveries of Employee shall apply whether or not they are first reduced to practice, devised, or conceived during regular working hours, or on Intelsat’s premises, and/or at the expense of Intelsat. All such designs, improvements, inventions, and discoveries shall remain Intelsat’s property whether or not so disclosed or assigned and Employee will cooperate fully with Intelsat during and after Employee’s employment in accomplishing the intent of this provision. Per written agreement by and between Intelsat and Employee, Intelsat, at its option, may elect to share royalties accruing to Intelsat resulting from Employee’s efforts as described herein. As to all such designs, improvements, inventions, mask works, and discoveries, Employee will assist Intelsat in every proper way (but at Intelsat’s expense) to obtain and from time to time enforce patents, copyrights, trademarks, trade secrets, and other proprietary rights and protections related to said designs, improvements, inventions, mask works, and discoveries in all countries, and to that end will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets, and other proprietary rights and protections on and enforcing such designs, improvements, inventions, and discoveries, as Intelsat may desire together with any assignments thereof to Intelsat by persons designated by it.

Agreements Presently in Effect

Exhibit 1 is a list and summary of all agreements presently in effect between Employee and others (excepting prior agreements between Employee and Intelsat) relating to any prior employment or right, title, or interest in or to his part of future inventions, improvements, discoveries, and new ideas, or to patent applications or patents relating thereto; and he warrants that Exhibit 1 is a complete list of such agreements. A copy of each agreement so listed is attached hereto; and if no such list or no such copies are attached, Employee warrants that no such agreements are now in effect.

B-2-

Patents, Applications, Inventions

Exhibit 2 is a list and summary of all patents issued on inventions made by Employee before entering Intelsat’s employ, all pending applications filed on such inventions, and all such inventions for which no patents have been obtained or applications therefore filed, and he warrants that Exhibit 2 is a complete list of such patents, applications, and inventions. All such patents, applications, and inventions so listed are excluded from the operation of this Agreement; and if no such list is attached, Employee warrants that no such patents, applications, or inventions exist.

Non-Applicability

Paragraph C of this Agreement does not apply to an invention which:

1.	Was developed entirely on the Employee’s own time without using Intelsat’s equipment, supplies, facilities, or trade secret information; and

2.	Does not relate at the time of conception or reduction to practice of the invention to Intelsat’s business, or actual or demonstrably anticipated research or development of Intelsat; and

3.	Does not result from any work performed by the employee for Intelsat (California Labor Code, Art. 3.5, Paragraph 2870).

(D) CONFIDENTIAL INFORMATION

Employee understands that, in the course of his employment with Intelsat, he will be given access to Confidential Information and trade secrets including, but not limit to, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flowcharts, research, development, processes, procedures, “know-how,” marketing techniques and materials, marketing and development plans, business plans, merger or acquisition investigations, customer names and other information relating to customers, price lists, pricing policies, and financial information. Confidential Information also includes any information described above which Intelsat obtains from another party and which Intelsat treats as proprietary or designates as Confidential Information, whether or not owned or developed by Intelsat. Employee agrees that during his employment by Intelsat and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person or entity, or utilize any Confidential Information for any purpose, except in the course of Employee’s work for Intelsat. Employee agrees to turn over all copies of Confidential Information in his control to Intelsat upon request or upon termination of his employment with Intelsat.

(E) NON-SOLICITATION OF EMPLOYEES

Employee agrees that during his employment with Intelsat and for one (1) year thereafter, he will not, either directly or indirectly, hire Intelsat employees or former employees (which shall for this purpose include any individual employed by Intelstat at any point during the year preceding

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such hiring), induce, persuade, solicit or attempt to induce, persuade, or solicit any of Intelsat’s employees to leave Intelsat’s employ, nor will he help others to do so. This means, among other things, that if Employee’s employment with Intelsat terminates (whether voluntarily or involuntarily), he shall refrain for one (1) year from giving any person or entity the names of his former, fellow employees or any information about them, as well as refrain from in any way helping any person or entity hire any of his former, fellow employees away from Intelsat. This shall not be construed to prohibit general solicitations of employment through the placing of advertisements.

(F) REASONABLENESS OF RESTRICTIONS AND AT-WILL EMPLOYMENT

Employee acknowledges and agrees that the restrictive covenants contained in this Agreement (1) are necessary for the protection of Parent’s business; (2) will not unduly restrict Employee’s ability to earn a livelihood after termination of employment; (3) are reasonable in time, territory, and scope; and (4) do not provide for any guaranteed term of employment and that employment remains at-will, except as may otherwise be provided in the Employment Agreement between the Employee and Intelsat Holdings Limited, dated as of [                    ], 2006.

(G) ASSIGNABILITY

This Agreement may be assigned by Intelsat in the event of a merger or consolidation of Parent or in connection with the sale of all or substantially all of Intelsat’s business.

(H) REFORMATION AND BLUE PENCILING

The covenants of this Agreement shall be severable, and if any of them is held invalid because of its duration, scope of area or activity, or any other reason, Employee agrees that such covenant shall be adjusted or modified by the court to the extent necessary to cure that invalidity, and the modified covenant shall thereafter be enforceable as if originally made in this Agreement.

(I) MODIFICATION

This Agreement may be modified only by a written document signed by the General Counsel of Intelsat.

(J) BREACH OF AGREEMENT

Employee agrees that, if he should ever breach any of the provisions of the Agreement, he shall be personally liable to Intelsat for any direct and indirect damages suffered by Intelsat, including, but not limited to, reasonable attorneys’ fees and expenses incurred in connection with actions undertaken by Intelsat to enforce this Agreement or to seek redress of any breach of this Agreement. Employee further agrees that an impending or existing violation of any of the provisions of this Agreement would cause Intelsat irreparable injury for which it would have no adequate remedy at law, and agrees that Intelsat shall be entitled to obtain injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or in equity, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to Parent for such breach, including the recovery of money damages.

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(K) ENFORCEMENT OF PROVISIONS

This Agreement (1) constitutes my entire agreement with Intelsat with respect to the subject matter hereof, (2) shall be binding on my heirs, executors, administrators, and legal representatives, and (3) shall inure to the benefit of Intelsat’s successors and assignees.

(L) GOVERNING LAW

This Agreement shall be governed, construed, and enforced in accordance with the laws of the District of Columbia.

IN WITNESS HEREOF, Employee has caused this Agreement to be duly executed.

Date:

Signature:

Employee Name (Printed):

Social Security Number:

Mailing Address:

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EXHIBIT 1

Agreements Presently in Effect

Attached hereto is a list and summary of all agreements presently in effect between the Employee and others relating to any prior employment or to any right, title, or interest in or to his part or future inventions, improvements, discoveries, and new ideas, or to patent applications or patents relating thereto; and he warrants that this is a complete list of such agreements. A copy of each agreement so listed is also attached hereto; and if no such list or no such copies are attached, the Employee warrants that no such agreements are in effect.

EXHIBIT 2

Patents, Applications, Inventions

Attached hereto is a list and summary of all patents issued or inventions made by the Employee before entering the Employee’s employ, all pending applications filed on such inventions, and all such inventions for which no patents have been obtained or applications therefore filed and he warrants that this is a complete list of such patents, applications, and inventions. All such patents, applications, and inventions so listed are excluded from the operations of this Agreement, and if no such list is attached, the Employee warrants that no such patents, applications, or inventions exist.